EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES
CONTRACT FOR THE ATWOOD BEACON

Houston, Texas
February 7, 2012

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., announced today that one of its subsidiaries has been awarded a drilling services contract by Shemen Oil and Gas Resources Ltd., an Israel-based oil and gas company, for the Atwood Beacon. The day rate for work offshore Israel will be $151,000, with contract commencement expected in September 2012 in direct continuation of the current contract. The costs for the mobilization will be covered by provisions in the current rig sharing group contract.  The award has a firm duration of 180 days. With the award of this contract, the firm contractual commitments for the Atwood Beacon are expected to extend through February 2013.

Atwood Oceanics, Inc. is an international offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns ten mobile offshore drilling units located in the United States Gulf of Mexico, South America, the Mediterranean Sea, West Africa, southeast Asia and Australia, and is constructing an ultra-deepwater semisubmersible, two ultra-deepwater drillships and three high-specification jackups for deliveries in 2012, 2013 and 2014. The company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. ordinary shares are traded on the New York Stock Exchange under the symbol "ATW".

Contact: Mark L. Mey

(281) 749-7902